[ASTRALIS LTD. LOGO]

                                                                    May 14, 2004

                 Astralis Ltd Reports First Quarter 2004 Results

Fairfield, New Jersey, May 14, 2004 -- Astralis Ltd. (OTCBB: ASTR) announced today, its results for the first quarter of 2004. For the quarter ended March 31, 2004, the Company recorded a net loss of $ 12.5 million to common stockholders, or $0.19 per share. A one-time preferred stock dividend, related to the conversion into common stock of our Series A Preferred Stock, owned by SkyePharma PLC, accounts for $10.75 million of the net loss. The Company, which is a development stage entity, had no revenue during this period. Total shareholders' equity as of March 31, 2004, was $9.5 million and the Company had total cash and marketable securities of $5.4 million as of March 31, 2004.

Research and development expenses for the period amounted to $1.3 million. These amounts included costs incurred in connection with the Phase I and Phase II clinical trials for Psoraxine(R), the Company's first drug candidate, as well as the amortization expense of $0.43 million for previous payments to SkyePharma for regulatory and development services pursuant to a Service Agreement signed in December 2001 and licences of drug delivery systems.

Psoraxine(R) is a protein-based therapy that is believed to act as an immunostimulator, rather than an immunosuppressor. The Company is currently conducting Phase II clinical trials in patients with moderate to severe psoriasis in 10 sites throughout the United States.

This press release may contain forward-looking statements regarding Astralis Ltd. Actual results may differ materially from those described in the press release as a result of a number of factors, including but not limited to the following: There can be no assurance that Psoraxine(R) will be successfully developed or manufactured, or that final results of human clinical trials will result in the regulatory approvals required to market products, or that final regulatory approval will be received in a timely manner, if at all, or that patient and physician acceptance of this product will be achieved. Astralis will continue its research and development effort to the extent that we do not experience any cash shortfalls, adverse developments in our drug development or competitive or other impediments that an early stage company in our industry may face. Astralis Ltd undertakes no obligation to revise or update any such forward-looking statement to reflect events or circumstances after the date of this release.

Astralis Ltd

Mike Ajnsztajn, Chief Executive Officer                        +1 (973) 227-7168
Gina Tedesco, Chief Financial Officer
Email: info@astralisltd.com

Investor Relations, Allen and Caron

Jay McKeage                                                    +1 (212) 691-8087
Email: Jay@allencaron.com

                                  Astralis Ltd
                          (A Development Stage Entity)
                   Selected Statement of Operation Information
                        January 1, 2004 of March 31, 2004

Revenues                                                                     --
Total Operating Expenses                                           $  1,760,549
Loss from Operations                                               $ (1,760,549)
Investment Income                                                  $     12,576
Net Loss                                                           $ (1,747,973)
Preferred Stock Dividends                                          $(10,750,000)
Net Loss to Common Shareholders                                    $(12,497,973)
     Basic and diluted loss per common share                       $      (0.19)

Notes to the Editor

Fairfield, NJ-based Astralis is a development-stage biotechnology company engaged in the research and development of novel treatments for immune system disorders and skin diseases. The Company's current activities focus on the development of a product candidate named Psoraxine(R) - now in Phase II clinical trials - for the treatment of psoriasis. Psoraxine is a proprietary protein extract with a mechanism of action that is believed to be based on immuno-stimulation. Astralis is also engaged in research on the possible development of the technology underling Psoraxine for the treatment of other indications, such as eczema, seborrheic dermatitis, psoriatic arthritis, rheumatoid arthritis and leishmaniasis. For more information, visit Astralis' web site at www.astralisltd.com

Psoriasis. Psoriasis is a chronic, genetically based remitting and relapsing scaly and inflammatory skin disorder that affects approximately 3% of the world's population. Psoriasis symptoms result from the overproduction of skin by blood cells associated with the immune system. These blood cells are over-stimulated and act as though the skin was damaged, manufacturing skin cells at a much faster rate than is required by undamaged skin. The overproduction of skin can cause everything from itchy rash like patches to painful pustules and massive inflammation.